EXHIBIT 10

[Alcoa logo]	Alcoa Inc. 390 Park Avenue New York NY 10022 – 4608 USA Tel: 1 212 836 2600 Fax: 1 212 836 2809

July 23, 2013

Nick Ashooh

HAND DELIVERED

Dear Nick:

As a follow up to our discussions, effective September 1, 2013, you will relinquish your duties as Vice President, Corporate Affairs. From today through that date, you will provide transition services as directed by Klaus Kleinfeld or me. This letter sets forth our understanding regarding the terms of your separation, which are subject to Compensation & Benefits Committee approval at their July 25 meeting.

In consideration for your acceptance of this agreement:

a)	Through January 31, 2014, you will remain on payroll and be covered for full benefits. As of February 1, 2014, you will remain covered under your elected health care benefits (medical, prescription drug, dental and vision) through December 31, 2014. You will be provided this continuation of benefits upon the same terms and conditions as set forth in the health care plan for active salaried employees.

b)	In order to assist you with your transition to employment outside of Alcoa, you will receive a one-time, lump sum payment equivalent to 7 months’ base salary ($239,167) less applicable federal, state and local taxes. This will be paid at the end of February 2014. You will not be entitled to any other severance payments under any severance or separation plan or program of the company.

c)	You will receive twelve (12) months of Key Executive Service VIP outplacement assistance provided by Right Management Consultants.

d)	Upon the Company’s determination that 2013 variable compensation will be awarded to eligible participants, you will be eligible to receive a prorated Incentive Compensation award, payable in January 2014, based on your service through August 31, 2013.

As part of this agreement you are expected to honor the terms contained within the Non-Competition Agreement that you signed on January 18, 2010. A copy is attached for your reference.

You agree to keep completely confidential the terms of this agreement and will not disclose, directly or indirectly, any such information to any person or entity or otherwise except to your spouse, your attorney, accountant, tax advisor and financial advisor (who shall each also be

Nick Ashooh

July 2013

bound by this agreement), or as may be required by law or subpoena. In addition, you agree not to do or say anything that reasonably may be expected to have the effect of disparaging Alcoa, its affiliates, officers, employees, directors, or agents, or their products or services or diminishing or impairing good will and reputation. Likewise, Alcoa will not make any similar comments regarding your character, professionalism, or career at Alcoa.

Furthermore, in consideration of the Company providing you with payments and benefits as set forth in paragraphs a) through d) above, you do release the Company and its officers, employees, directors and agents for yourself, your heirs, executors and assigns from and against all claims of continued employment, causes of action (including, but not limited to, any claims you have had at any time to the date of your signing this agreement under Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Employees Retirement Income Security Act, Americans with Disabilities Act, Rehabilitation Act, Family and Medical Leave Act, any federal, state or local civil rights laws, tort or contract claims, or any Alcoa internal employment dispute process); damages, liabilities, expenses and costs whatsoever arising by reason of your employment by the Company.

This letter sets forth your specific rights and your release of any and all legal claims you have against the Company. You understand that you may have your own attorney review this letter. In order for you to have time to pursue such a review if you choose to do so, I will leave the offer contained in this letter open for twenty one (21) days from the date of this letter. If you choose to accept the offer contained in this letter, please sign and date both copies of this letter in the spaces provided below and return one copy to me. You may revoke your acceptance of this offer by written notice given within seven (7) days from the date you sign this letter.

Please let me know if you have any questions. I wish you success in the future.

Sincerely,

Alcoa Inc.

By	/s/ Michael T. Barriere
Michael Barriere, Vice President Human Resources

Agreed to and accepted this 24th day of July, 2013

By	/s/ Nicholas J. Ashooh
Nick Ashooh